Exhibit 107

CALCULATION OF FILING FEE TABLES

F-1

Click Holdings Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, no par value	(1)	457(c)	2,282,460	$5.83	$13,306,741.80	0.0001381	$1,837.66

	Total Offering Amounts:						$13,306,741.80		1,837.66
	Total Fees Previously Paid:
	Total Fee Offsets:								0.00
	Net Fee Due:								$1,837.66

Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low trading prices ($5.92 and $5.74, respectively) of the Registrant’s Class A Ordinary Shares as reported on the Nasdaq Capital Market on December 10, 2025, which date is within five business days prior to the filing of this Registration Statement.

The Registrant will not receive any proceeds from the sale of its Class A Ordinary Shares by the Selling Shareholders.

All the Class A Ordinary Shares are to be offered for resale by the Seling Shareholders named in the prospectus contained in this Registration Statement on Form F-1.